Exhibit 99.1

ESMARK INCORPORATED RECEIVES NOTICE FROM NASDAQ DUE TO DELAY IN FILING ITS 2008 FIRST QUARTER FORM 10-Q

WHEELING, WV, May 23, 2008 – Esmark Incorporated (NASDAQ: ESMK) (the “Company”) announced that, as expected, on May 20, 2008, the Company received notification from the NASDAQ Stock Market that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) for continued listing, because of its failure to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. This notice constitutes an additional basis for delisting the Company’s securities from The NASDAQ Stock Market, and this additional basis for delisting will be considered when the Company appears before the NASDAQ Listing Qualifications Panel on June 12, 2008.

Any suspension of trading and the delisting from The NASDAQ Stock Market is stayed pending the issuance of a written decision by the hearing panel. Previously, the Company had received a similar notice, dated April 17, 2008 from the NASDAQ staff after the Company failed to timely file its Annual Report on Form 10-K for the year ended December 31, 2007.

The Company filed its 2007 Annual Report on Form 10-K on May 20, 2008 and believes it is now in compliance with Nasdaq Marketplace Rule 4310(c)(14) with respect to such filing. The Company also expects that it will be in compliance with such Rule when it files its Form 10-Q, which the Company anticipates filing prior to the hearing date.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to the filing of the Company’s periodic reports with the SEC and the listing of the Company’s securities with NASDAQ. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, factors relating to (i) the possibility that NASDAQ may reject the Company’s requests and, as a result, delist the Company’s common stock, (ii) in the event that the Company is successful in obtaining its requests from NASDAQ, the Company may still not be able to file the requisite periodic reports on a timely basis or otherwise comply with the NASDAQ listing requirements, which may also result in the delisting of the Company common stock and (iii) certain other risks detailed in the other reports and filings with the SEC by the Company, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

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Esmark notice from Nasdaq/Pg.2

In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing views as of any subsequent date. While the Company may elect to update forward-looking statements from time to time, it specifically disclaims any obligation to do so.

About Esmark Incorporated

Esmark Incorporated is a vertically integrated steel producer and distributor, combining steel production capabilities through both blast furnace and electric arc furnace technologies with the just-in-time delivery of value-added steel products to a broad customer base concentrated in the Ohio Valley and Midwest regions. Currently headquartered in Wheeling, WV, the Company is a producer of carbon flat-rolled products for the construction, container, appliance, converter/processor, steel service center, automotive and other markets. The company’s products include various sheet products such as hot rolled, cold rolled, hot dipped galvanized, electro-galvanized, black plate and electrolytic tinplate. More information about Esmark can be found at www.esmark.com.

Media Contacts: Dennis Halpin, 304.234.2421 (office) or 304.650.6474 (mobile), dhalpin@esmark.com; Bill Keegan, Edelman, 312.927.8424 (mobile), bill.keegan@edelman.com

Investor Relations Contact: Dennis Halpin, 304.234.2421 (office) or 304.650.6474 (mobile), dhalpin@esmark.com

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